                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                   UST INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      UST

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                     March 27, 1998

To the Stockholders of UST:

     The 1998 Annual Meeting of Stockholders of UST Inc. (the "Company") will be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 5th day of May 1998, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

          (1) to elect three directors for terms of three years each;

          (2) to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1998;

          (3) to consider and act upon a stockholder proposal, if presented by the proponents; and

          (4) to consider and act upon such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 5, 1998 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 27, 1998.

                                                        DEBRA A. BAKER,
                                                        Senior Vice President
                                                        and Secretary
                                   IMPORTANT

            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
               PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN
               IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                      UST

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT

SOLICITATION OF PROXY

     The enclosed proxy is solicited by the Board of Directors (the "Board") of UST Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 5, 1998, including any adjournment thereof (the "Annual Meeting"). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to sign, date and return the enclosed proxy. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

     Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

     Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock ("Common Stock") entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder), and invited guests of the Company. Beneficial owners who are not stockholders of record need to obtain proof of ownership from the bank or brokerage firm in which their shares are held if they plan to attend the meeting. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. In addition, management will require all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

ACTION TO BE TAKEN AT MEETING

     1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

     2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1998.

     3. The Company has been advised that a resolution will be offered by stockholders.

     Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST the stockholder resolution, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

PROPOSAL NO. 1

  Election of Directors

     The Certificate of Incorporation provides for the election of one-third (as near as possible) of the Board annually.

     The Board, upon recommendation of the Nominating and Compensation Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in the year 2001. Mr. Ralph L. Rossi, a director of the Company since 1973, and Mr. John P. Warwick, a director since 1991, will retire from the Board at the expiration of their current terms of office and, accordingly, are not standing for re-election at the Annual Meeting. To help ensure that the number of directors in each class is, as nearly as possible, equal in number, Messrs. Chapin and Weicker will be standing for election at this Annual Meeting, rather than the Annual Meeting to be held in 1999. In addition, Mr. Gierer will stand for election at the Annual Meeting to be held in 1999, rather than the Annual Meeting to be held in 2000. The Board currently consists of eleven members and, with the retirements of Messrs. Rossi and Warwick, will be reduced to nine effective as of the Annual Meeting.

     Directors are elected by a plurality of the votes cast. "Plurality" means that the nominees who receive the largest number of votes cast "For" are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

     Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 1998.

                                    TABLE I

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                          BUSINESS HISTORY
                                  ----------------                       ----------------
   [JAMES W. CHAPIN     *JAMES W. CHAPIN                      Mr. Chapin retired on December 1, 1994
         PHOTO]         Age 68                                and is Of Counsel to the Company. He
                        Shares beneficially owned:            served as Executive Vice President and
                        Outstanding shares -- 350,953         General Counsel from September 25,
                        Shares subject to options -- 394,500  1991 until the date of his retirement.
                        Nominated for term to expire 2001     Mr. Chapin joined the Company as
                        Present term expires 1999             General Counsel in 1975.
                        Director since 1994

   [JOHN P. CLANCEY     JOHN P. CLANCEY                       Mr. Clancey has served as President
         PHOTO]         Age 52                                and Chief Executive Officer of
                        Shares beneficially owned:            Sea-Land Service Inc., a subsidiary of
                        Outstanding shares -- 0               CSX Corporation, since July, 1991. Mr.
                        Shares subject to options -- 0        Clancey is a member of the
                        Present term expires 1999             International Advisory Council of PSA
                        Director since 1997                   Corp. Ltd., Singapore.

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                          BUSINESS HISTORY
                                  ----------------                       ----------------

 [EDWARD H. DEHORITY    EDWARD H. DEHORITY, JR.               Mr. DeHority is a retired certified
         PHOTO]         Age 67                                public accountant and attorney. He was
                        Shares beneficially owned:            employed by Ernst & Young LLP from
                        Outstanding shares -- 2,608           1958 to 1988. He served as the firm's
                        Shares subject to options -- 4,500    National Partner in charge of Client
                        Present term expires 2000             Relations from 1972 to 1978 and the
                        Director since 1990                   managing partner of the Stamford,
                                                              Connecticut office from 1978 to 1987.

   [EISENMAN PHOTO]     ELAINE J. EISENMAN, PH.D.             Dr. Eisenman has served as Executive
                        Age 49                                Vice President -- Human Resources and
                        Shares beneficially owned:            Administration of Enhance Financial
                        Outstanding shares -- 860   Shares    Services Group, Inc. since January 12,
                        subject to options -- 1,500           1998. From January, 1997 to January
                        Present term expires 2000             11, 1998, she was a Principal of
                        Director since 1996                   Global Leadership Associates, a firm
                                                              specializing in executive succession
                                                              and leadership development. She served
                                                              as Senior Vice President -- Worldwide
                                                              Staffing, Development and Succession
                                                              of American Express Company from
                                                              November 1994 to January 1997. She
                                                              also served as Vice President and
                                                              General Manager of Personnel
                                                              Decisions, Inc., a firm specializing
                                                              in management development, from March
                                                              1990 to November 1994.

  (EDWARD T. FOGARTY    *EDWARD T. FOGARTY                    Mr. Fogarty served as Chairman of the
         PHOTO)         Age 61                                Board, Chief Executive Officer and
                        Shares beneficially owned:            President of Tambrands Inc. from
                        Outstanding shares -- 750             October, 1996 to July, 1997 and as
                        Shares subject to options -- 0        President and Chief Executive Officer
                        Nominated for term to expire 2001     of Tambrands Inc. from May, 1994 to
                        Present term expires 1998             October, 1996. He served as
                        Director since 1997                   President -- USA/Canada/Puerto Rico
                                                              for Colgate-Palmolive Company from
                                                              1989 to 1994. Mr. Fogarty also serves
                                                              as a director of Avon Products, Inc.

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                          BUSINESS HISTORY
                                  ----------------                       ----------------
    (GIERER PHOTO)      VINCENT A. GIERER, JR.                Mr. Gierer has served as Chairman of
                        Age 50                                the Board and Chief Executive Officer
                        Shares beneficially owned:            since December 1, 1993 and has served
                        Outstanding shares -- 414,716         as President since September 27, 1990.
                        Shares subject to options -- 795,400  He also served as Chief Operating
                        Present term expires 2000             Officer from September 27, 1990 to
                        Director since 1986                   November 30, 1993. Mr. Gierer has been
                                                              employed with the Company since 1978.

  (P.X KELLEY PHOTO)    P.X. KELLEY                           General Kelley has served as a Partner
                        Age 69                                with J.F. Lehman & Company, a private
                        Shares beneficially owned:            investment firm since March 1, 1998.
                        Outstanding shares -- 3,500           He served as Vice Chairman of Cassidy
                        Shares subject to options -- 4,500    & Associates, a government relations
                        Present term expires 1999             firm, from January 1989 to January
                        Director since 1992                   1998. He served as Commandant of the
                                                              Marine Corps and Member of the Joint
                                                              Chiefs of Staff from July 1983 to June
                                                              1987. General Kelley also serves as a
                                                              director of AlliedSignal Inc., GenCorp
                                                              Inc., Saul Centers, Inc., Sturm, Ruger
                                                              & Company, Inc. and Wackenhut
                                                              Corporation.

(PETER J. NEFF PHOTO)   PETER J. NEFF                         Mr. Neff served as a Chairman of the
                        Age 59                                Board and Chief Executive Officer of
                        Shares beneficially owned:            Genovo, Inc., a gene therapy company,
                        Outstanding shares -- 0               from January 1997 to December 1997.
                        Shares subject to options -- 0        From 1991 to December 1996, he served
                        Present term expires 2000             as President and Chief Executive
                        Director since 1997                   Officer of Rhone-Poulenc, Inc., the
                                                              U.S. subsidiary of Rhone-Poulenc,
                                                              S.A., the French pharmaceutical and
                                                              chemical company. Mr. Neff also serves
                                                              as a director of Envirogen, Inc.

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                          BUSINESS HISTORY
                                  ----------------                       ----------------
 (L.P. WEICKER PHOTO)   *LOWELL P. WEICKER, JR.               Mr. Weicker is a Visiting Professor at
                        Age 66                                the University of Virginia. He served
                        Shares beneficially owned:            as a U.S. Senator from 1970 to 1988
                        Outstanding shares -- 675             and as Governor of Connecticut from
                        Shares subject to options -- 3,000    January 9, 1991 through January 3,
                        Nominated for term to expire 2001     1995. Mr. Weicker also serves as a
                        Present term expires 1999             director of Compuware, Phoenix Home
                        Director since 1995                   Life Mutual Funds and HPSC, Inc.

     Messrs. Chapin, Fogarty and Weicker are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

     As of January 31, 1998, all directors and executive officers as a group beneficially owned 1,283,272 shares and had exercisable options to acquire 2,752,700 shares, which together represented approximately 2.2% of the aggregate of the outstanding Common Stock including options held by all such persons. No executive officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

     The Board held eight meetings during 1997.

COMMITTEES OF THE BOARD

     The Company has an Audit Committee, a Nominating and Compensation Committee and a Stock Option Committee. The Audit Committee is currently comprised of the following members, each independent of management: Edward H. DeHority, Jr. -- Chairman, P.X. Kelley and Lowell P. Weicker, Jr. The Audit Committee, which met four times during 1997, reviews and acts upon or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services to be performed for the Company by, and the fees to be paid to, the independent auditors. The Nominating and Compensation Committee, which met nine times during 1997, is currently comprised of the following members, each independent of management: P.X. Kelley -- Chairman, Edward H. DeHority, Jr., Elaine J. Eisenman and John P. Warwick. This committee's responsibilities are to cover nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees, in addition to officers' compensation and management succession matters. The Nominating and Compensation Committee considers recommendations from stockholders for Board of Director candidates. Any recommendations should be submitted in writing to the Secretary at the Company's office. In addition, the Stock Option Committee, which met three times during 1997, is comprised of the same four independent directors who serve on the Nominating and Compensation Committee, with John P. Warwick as Chairman. This committee's responsibilities are to administer the Company's stock option plans and review and approve stock option grants thereunder.

COMPENSATION OF DIRECTORS

     The monthly retainer for all nonemployee directors has been $5,000 since January 1, 1993 for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or committees. Employee directors receive no additional compensation for their services as directors.

     The Company maintains the UST Nonemployee Directors' Retirement Plan (the "Directors' Plan"), a nonqualified, nonfunded plan that applies to nonemployee members of the Board who are not former employees, whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors' Plan, an eligible director will receive one-twelfth of 75% of the director's highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to the director's period of service, provided, however such period will not exceed 120 months. In addition, the Directors' Plan also provides for a lump sum payment to a deceased director's spouse in the event of a director's death either prior to or subsequent to a director's retirement.

     In addition, the Company maintains the UST Directors' Supplemental Medical Plan (the "Directors' Medical Plan"), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors' Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically related expenses above the participant's basic medical plan coverage. Coverage continues upon a participant's retirement from the Board for a period equal to the participant's period of service on the Board.

     The Company also maintains the UST Nonemployee Directors' Stock Option Plan (the "Plan"). The Plan, which was approved by stockholders at the 1995 Annual Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. Options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant's cessation of membership on the Board.

     The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. In addition, nonemployee directors are covered under the Company's group life insurance, accidental death and dismemberment and business travel accident policies.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables, graph and descriptive information which follow are intended to comply with the Securities and Exchange Commission regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's Chief Executive Officer and its four most highly compensated executive officers as of December 31, 1997 (collectively, the "Named Executive Officers").

                                    TABLE II

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                            ANNUAL COMPENSATION      COMPENSATION
                                           ----------------------    ------------
                                                                        AWARDS
                                                                     ------------
                                                                      SECURITIES
NAME AND                                                              UNDERLYING        ALL OTHER
PRINCIPAL POSITION                   YEAR  SALARY($)    BONUS($)      OPTIONS(#)    COMPENSATION($)(1)
------------------                   ----  ---------    ---------    ------------   ------------------
Vincent A. Gierer, Jr.               1997   615,000     1,960,000      160,000            9,600
  Chairman of the Board,             1996   615,000     2,106,533      125,000            9,000
  Chief Executive Officer and        1995   612,885     2,072,074       70,000            9,000
  President

Robert E. Barrett                    1997   340,000       926,000      120,000            8,000
  Executive Vice President           1996   340,000       726,522       80,000            7,500
  and President -- UST Enterprises   1995   337,500       715,069       50,000            7,500
  Inc.

Richard H. Verheij                   1997   300,000     1,086,000      130,000            9,600
  Executive Vice President           1996   275,000       738,379       70,000            9,000
  and General Counsel                1995   235,000       615,026       95,000            9,000

Robert H. Lawrence, Jr.              1997   283,654       751,000       70,000            9,600
  Executive Vice President --        1996   250,000       592,275       30,000            9,000
  United States Tobacco Company      1995   250,000       560,002       65,000            9,000

A. Gary Smith                        1997   250,000       750,000       70,000            9,600
  Executive Vice President --        1996   248,654       459,011       25,000            9,000
  United States Tobacco Company      1995   215,000       440,042       25,000            9,000

---------------
(1) Amounts represent Company matching contributions to the Employees' Savings Plan.

                                   TABLE III

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             GRANT DATE
                                                  INDIVIDUAL GRANTS                             VALUE
                              ----------------------------------------------------------    -------------
                                NUMBER OF       % OF TOTAL
                               SECURITIES        OPTIONS
                               UNDERLYING       GRANTED TO     EXERCISE OR                   GRANT DATE
                                 OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION       PRESENT
NAME                          GRANTED(#)(1)    FISCAL YEAR       $/SHARE         DATE        VALUE($)(2)
----                          -------------    ------------    -----------    ----------    -------------
Vincent A. Gierer, Jr. .....     90,000            4.9            30.44        10/22/07        663,300
                                 70,000            3.8            33.25        12/10/07        559,300
Robert E. Barrett...........     60,000            3.2            30.44        10/22/07        442,200
                                 60,000            3.2            33.25        12/10/07        479,400
Richard H. Verheij..........     60,000            3.2            30.44        10/22/07        442,200
                                 70,000            3.8            33.25        12/10/07        559,300
Robert H. Lawrence, Jr. ....     30,000            1.6            30.44        10/22/07        221,100
                                 40,000            2.2            33.25        12/10/07        319,600
A. Gary Smith...............     30,000            1.6            30.44        10/22/07        221,100
                                 40,000            2.2            33.25        12/10/07        319,600

---------------
(1) Options granted in 1997 expire in ten years and generally become exercisable ratably over a three year period following the date of grant, subject to acceleration of exercisability upon a change in control of the Company.

(2) Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions: exercise price equal to the fair market value of the underlying stock on the date of grant, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected life of the option, volatility calculated using weekly stock prices for a one year period prior to grant date, estimated period in which option will be exercised of 6.5 years and expected dividend yield of 4.4 percent. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

                                    TABLE IV

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                SHARES                            YEAR-END(#)              AT FISCAL YEAR-END($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Vincent A. Gierer, Jr. .....       -0-            -0-       528,900        266,500       6,322,256      1,272,625
Robert E. Barrett...........    10,000          8,750       330,100        189,900       2,948,100        898,338
Richard H. Verheij..........    23,000        217,188       236,800        208,200       1,686,450        927,675
Robert H. Lawrence, Jr. ....       -0-            -0-       352,400        111,600       5,074,775        504,600
A. Gary Smith...............       -0-            -0-       215,200         94,800       2,517,450        452,238

                                    TABLE V

                                 PENSION TABLE

                                                    YEARS OF SERVICE
                       --------------------------------------------------------------------------
REMUNERATION              5          10         15         20         25         30         35
------------           --------   --------   --------   --------   --------   --------   --------
$ 200,000............  $ 21,005   $ 42,010   $ 63,014   $ 84,019   $105,024   $126,029   $147,033
   300,000...........    32,005     64,010     96,014    128,019    160,024    192,029    224,033
   400,000...........    43,005     86,010    129,014    172,019    215,024    258,029    301,033
   500,000...........    54,005    108,010    162,014    216,019    270,024    324,029    378,033
   600,000...........    65,005    130,010    195,014    260,019    325,024    390,029    455,033
   700,000...........    76,005    152,010    228,014    304,019    380,024    456,029    532,033
   800,000...........    87,005    174,010    261,014    348,019    435,024    522,029    609,033
   900,000...........    98,005    196,010    294,014    392,019    490,024    588,029    686,033
 1,000,000...........   109,005    218,010    327,014    436,019    545,024    654,029    763,033
 1,100,000...........   120,005    240,010    360,014    480,019    600,024    720,029    840,033
 1,200,000...........   131,005    262,010    393,014    524,019    655,024    786,029    917,033

     The Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Named Executive Officers under the Company's defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the "Retirement Plans"). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten year period immediately preceding retirement. Table II shows salary paid in 1995-1997 and bonus for the 1995-1997 years actually paid in 1996-1998. For 1997, the three year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $1,117,388; Mr. Barrett, $514,300; Mr. Verheij, $420,563; Dr. Lawrence,
$396,024; and Mr. Smith, $342,173. As of December 31, 1997, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 20 years; Mr. Barrett, 7 years; Mr. Verheij, 11 years; Dr. Lawrence, 11 years; and Mr. Smith, 25 years. Pension Table calculations assume retirement on December 31, 1997 and take into account offsets for social security benefits.

     The Named Executive Officers also participate in a supplemental retirement plan (the "Supplemental Plan"). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive's highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement at age 50), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 1997) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $83,318; Mr. Barrett, $183,054; Mr. Verheij, $142,768; Dr. Lawrence, $122,932; and Mr. Smith, $18,295.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company is party to an employment agreement with Mr. Gierer (4 years) which sets forth the terms and conditions of his employment and termination of employment with the Company. The stated initial term of the agreement is generally automatically extended, subject to expiration at age 65. In particular, the agreement provides that Mr. Gierer will be entitled to certain severance benefits if the Company terminates his employment for any reason other than death, disability or "cause" or if he terminates his employment for "good reason," including termination following a "change in control of the Company" (as such terms are defined in the agreements). The benefits consist principally of the continuation over the term remaining in Mr. Gierer's employment agreement or, if greater, three years, of an annual amount equal to the sum of his base salary and the highest ICP payment made to him in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The Company would also maintain specified welfare benefit plans in effect for Mr. Gierer's continued benefit or provide substantially equivalent benefits for three years (or, if greater, the number of years remaining in the term of the agreement). In addition, the Company would pay certain other damages resulting from the termination. In the event that any payments made pursuant to the agreement in connection with a change in control are subjected to the excise tax imposed under the federal tax laws, the Company would increase Mr. Gierer's severance payment as necessary to restore him to the same after-tax position he would have had if the excise tax had not been imposed. In addition, the agreement provides that Mr. Gierer shall resign as Director upon his termination of employment for any reason. Based upon Mr. Gierer's current salary level, the approximate before-tax lump-sum value of the severance payment that would have been payable to him if his employment had terminated on December 31, 1997 following a change in control would be $3.9 million.

     In addition, the Company is party to severance agreements with Messrs. Barrett, Verheij, Lawrence and Smith which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two year period following a change in control for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason" (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount does not exceed 75% of base salary. The Company would also maintain specified welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company's employee benefit plans or arrangements that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 1997 following a change in control would be as follows: Mr. Barrett, $2.1 million; Mr. Verheij, $1.6 million; Dr. Lawrence, $1.5 million; and Mr. Smith, $1.6 million.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee (the "Committee") is comprised of four independent, nonemployee directors. The role of the Committee, among other things, is to review and approve, as appropriate, (i) the broad compensation program of the Company with respect to its officers, including all executive officers ("Executive Officers"), and (ii) the various components of the total compensation of the Executive Officers. The Stock Option Committee is currently comprised of the same four independent, nonemployee directors. Its role is generally to administer the Company's stock option plans and review and approve stock option grants thereunder subject, with respect to Executive Officers, to the approval of the Committee.

COMPENSATION POLICY

     The Committee believes that strong leadership combined with the continuing development of its highly qualified management team have been key elements in the Company's excellent financial performance over the years. The Company's compensation programs, which provide appropriate incentives and rewards to Executive Officers for outstanding performance, have been and will continue to be essential to the Company's ability to attract, retain and motivate the most highly qualified executives. The Committee also believes that meaningful participation in the Company's success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee's long-standing policy to link a major portion of total compensation to the Company's performance.

     The Committee's objective for the Company's compensation programs is that total compensation for the Company's officers should fall at approximately the 75th percentile of a Comparator Group selected by an independent consultant which is composed of a cross section of other high performance companies. The Committee believes that their objective is reflective of the contentious issues which continue to confront the Company and the tobacco industry in general and the need to attract and retain talented executives who can direct growth in such a challenging and controversial environment. Return on equity and earnings per share growth are the two principal measures of Company performance established by the Committee. Accordingly, because of these performance measures, the Comparator Group for executive compensation purposes includes only one company from the peer group index used for comparing investment performance in the graph included in this Proxy Statement. The Committee's only established target level is the goal described above for total compensation.

     The Company's compensation program has three principal components, each described more fully below: annual base salaries; annual bonuses awarded under the Company's Incentive Compensation Plan ("ICP"), which is directly linked to Company performance through earnings; and long-term incentives consisting of the grant of stock options under the Company's stock option plan (the "Option Plan"), which reflects the Company's performance through changes in the market price of its common stock. Both the ICP and the Option Plan have been previously approved by stockholders.

     Set forth in the Summary Compensation Table ("Table II") included in this Proxy Statement is the compensation of the Named Executive Officers for the years 1997, 1996 and 1995. The Committee notes that the Company's performance in two of those years reached record levels for net earnings and earnings per share ("EPS"). For 1996 and 1995, net earnings increased 8% and 11%, respectively, and EPS increased 12% and 15%, respectively. However, for 1997, both net earnings and EPS (basic and diluted) declined. Net earnings declined 5% and basic and diluted EPS declined 4% and 3%, respectively, to $2.39 and $2.37.

SPECIFIC COMPONENTS OF COMPENSATION PROGRAM

     Base Salary. Base salary for the Executive Officers is the component of the Company's compensation program that is least related to Company performance and therefore is intended to be the least portion of total compensation. Base salaries of the Executive Officers as a group constituted 26% of their 1997 cash compensation and 16 % of their total 1997 compensation. Base salaries of Executive Officers are generally reviewed every two to three years and are based upon fixed percentages of the Chief Executive Officer's ("CEO") salary depending on the level of officer.

     ICP. The ICP formula, which was last approved by stockholders in 1980, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders' equity and cash dividends have been declared and paid in the year. Up to 50% of the fund may be allocated by the ICP Committee among the Company's officers, including all Executive Officers ("Fund A"). The 1997 ICP allocation to Fund A was approximately 41% (the same as for 1995 and 1996) with the remaining 59% of the fund being allocated to all other employees ("Fund B"). ICP awards to each of the Executive Officers must be approved by the Committee which decides whether to accept or alter the ICP Committee's recommendations. The ICP provides that the CEO will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. In addition, the sum of these percentages cannot exceed 100%. These percentages govern the maximum amounts that may be allocated to each Executive Officer and are not subject to increase without stockholder approval. The Committee has, however, the authority to determine that an award to an Executive Officer will be less than the indicated maximum percentage for such Executive Officer. In considering the specific awards to the Executive Officers, the Committee first considers the Company's overall performance. Where applicable, the Committee also takes into account (i) the relationship between the executive's total cash compensation and that of the CEO and (ii) the performance of the segment of the Company for which the executive is responsible.

     The 1997 ICP fund represents 4.98% of total earnings before income taxes and provision for incentive compensation and was distributed to approximately 1,700 employees, including all Executive Officers. In 1997, the Company's net earnings were $439 million, a decrease of 5% from the prior year. As a result, the aggregate ICP fund for 1997 decreased by 5% from the prior year. In its consideration of the specific awards to each individual Executive Officer, the Committee first took into account the reduced size of the fund and considered an award that would be commensurately less than that of the prior year. The Committee then reviewed the 1997 performance of each Executive Officer (other than the CEO -- see discussion below on CEO's compensation). The Committee noted in its review the increased responsibilities that these Executive Officers had assumed as a result of the retirements of three (3) former Executive Officers and the increased efforts necessary to address the legal and regulatory issues which confronted the Company during the year and, accordingly, determined to increase the 1997 ICP awards of each of these Executive Officers. However, as a result of the aforementioned retirements, the 1997 ICP awards to the Executive Officers as a group decreased 14% from 1996 (including for this purpose, the 1996 awards to the current members of such group). No Executive Officer's ICP award (other than the CEO's) exceeded approximately 7% of Fund A. The ICP awards for 1997 made to the Executive Officers as a group constituted 19% of the aggregate ICP fund and 47% of Fund A. In addition, the ICP awards made to the Executive Officers as a group constituted 74% of their cash compensation for 1997 and 47% of their total compensation for 1997 (including the long-term component discussed below).

     Stock Options. The long-term incentive component of executive compensation, as noted above, is equity-based and consists of the award of stock options to the Executive Officers (as well as many other employees of the Company) under the Option Plan. Stock options are granted with an exercise price equal to the fair market value of shares of the Company's stock on the date of grant, and the optionee will realize value from an award only if the market price of the Company's stock appreciates. Long-term equity-based compensation serves the Committee's overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of the Company's stock; and it provides an additional incentive to executives to take into account the Company's long-term goals and plans. In addition to providing incentive compensation, stock options are a means to encourage equity ownership.

     Individual grants to the Named Executive Officers for 1997 are set forth in Table III (Option Grants in Last Fiscal Year) included in this Proxy Statement. The Committee's practice in the grant of stock options is generally based upon a subjective evaluation of performance and not subject to a specific formula. In determining the size of option grants to Executive Officers, the Stock Option Committee considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (using the modified Black-Scholes option pricing model) of the award compared with the value of awards to executives in the Comparator Group, (iii) attaining the Committee's targeted goal for total compensation, and (iv) the importance of long-term compensation, as discussed above. It does not consider the size, in the aggregate, of all previous option grants made to an Executive Officer. Officers and Executive Officers received 72% and 39%, respectively, of the total option shares granted in 1997. Stock Option awards granted to the Executive Officers as a group constituted 37% of 1997 total compensation.

     The Company, in 1996, established guidelines for officers' stock ownership. Under these guidelines, officers are encouraged and expected to obtain and hold Company stock (excluding stock obtained through the Employees' Savings Plan) in an effort to align their interests with those of the stockholders as well as to demonstrate their long-term commitment to the future growth of the Company. The guidelines provide that the CEO is expected to own, at a minimum, that number of shares whose market value represents the sum of five (5) times his base salary and 30% of the difference between the aggregate exercise price and the aggregate market value of his exercisable stock options. For all other Executive Officers, this same formula is applied but is based upon three (3) times or two (2) times base salary, depending on position. Officer stock ownership may be monitored by the Committee and such ownership may be taken into account in the granting of stock option awards.

1997 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The CEO's performance is reviewed annually by the Committee and is based upon such quantitative factors as the Company's financial performance (net earnings and EPS) as well as such qualitative factors as the implementation of the Company's strategic business plan and the achievement of those business goals established to further the Company's earnings growth and profitability and enhance shareholder returns. The Committee makes a subjective determination in considering these factors rather than assigning any factor a specific weight.

     In reviewing Mr. Gierer's performance in 1997, the Committee noted his leadership in guiding the management of the Company through a year of profound changes -- both internal and external. Under Mr. Gierer's direction, certain sales and marketing initiatives were implemented in order to help position the Company to meet the competitive challenges of the marketplace and to improve its earnings and sales growth. During 1997, the Company undertook to support the adoption of federal legislation designed to resolve the legal and regulatory challenges which have continued to confront the Company and the industry and, thus, to permit the Company to operate in a more stable environment.

     As noted in Table II, Mr. Gierer's base salary remained unchanged in 1997. His ICP award and stock option grants were determined by the Committee and were based upon the Committee's compensation policy as previously discussed. Mr. Gierer's 1997 ICP award decreased 7% from the prior year and represented 13% of Fund A. However, his 1997 long-term incentive compensation increased 64% as a result of the stock option awards he received pursuant to a regular option grant of 90,000 shares and a special option grant of 70,000 shares. The Committee noted in its consideration of Mr. Gierer's stock option awards that his efforts during the year demonstrated his commitment to the future growth of the Company.

     For 1997, Mr. Gierer's total cash compensation decreased 5% which is consistent with the Company's decrease in net earnings. While Mr. Gierer's total 1997 compensation increased 9.5% over 1996 as a result of his stock option awards, his total compensation continues to fall significantly below the 75th percentile of 1996 compensation paid to chief executive officers in the Comparator Group.

LIMIT ON THE DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

     The current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and the Company's four most highly compensated other executive officers. Specified compensation is excluded for this purpose, including performance-based compensation that satisfies the conditions of Section 162(m) of the Internal Revenue Code (e.g., ICP awards and stock option awards made through 1996). The Company will continue to review its executive compensation plans and practices with respect to Section 162(m) and, when it deems appropriate, will take further action, as necessary, to ensure tax deductibility of all performance-based compensation paid to its executive officers.

NOMINATING AND COMPENSATION COMMITTEE  STOCK OPTION COMMITTEE
P.X. Kelley, Chairman                  John P. Warwick, Chairman
Edward H. DeHority, Jr.                Edward H. DeHority, Jr.
Elaine J. Eisenman                     Elaine J. Eisenman
John P. Warwick                        P.X. Kelley

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1997

               AMONG UST INC., S&P TOBACCO INDEX & S&P 500 INDEX

        MEASUREMENT PERIOD                          S&P TOBACCO
      (FISCAL YEAR COVERED)             UST INC.       INDEX        S&P 500 INDEX
DEC-92                                     100          100              100
DEC-93                                      90           78              110
DEC-94                                      94           86              112
DEC-95                                     117          134              153
DEC-96                                     119          142              189
DEC-97                                     144          176              252

---------------

(1) Assumes $100 invested on 12/31/92 and held through 12/31/97. Total return assumes reinvestment of dividends.

INDEBTEDNESS OF MANAGEMENT

     Since January 1, 1997, none of the Company's directors, executive officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan which has expired with respect to the grant of options, and of the UST Inc. 1992 Stock Option Plan, both as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee's personal installment promissory note bearing interest at the federal rate in effect under the Internal Revenue Code on the date the loan is made.

                                    TABLE VI

                                                                                        INDEBTEDNESS
                                                        LARGEST AGGREGATE                  AS OF
                                                   INDEBTEDNESS DURING 1997(1)      FEBRUARY 13, 1998(1)
                                                   ---------------------------      --------------------
James W. Chapin..................................          $   70,736                    $   46,406
  Director
Vincent A. Gierer, Jr............................           1,516,552                     1,205,204
  Chairman of the Board, Chief Executive Officer
  and President
Robert E. Barrett................................             875,308                       875,308
  Executive Vice President and President -- UST
  Enterprises Inc.
Richard H. Verheij...............................             500,168                       497,940
  Executive Vice President and General Counsel
Robert T. D'Alessandro...........................             270,838                       227,244
  Senior Vice President and Controller
Robert H. Lawrence, Jr. .........................             255,078                       196,025
  Executive Vice President -- United States
  Tobacco Company
Allen C. Shoup...................................             372,724                       316,931
  President -- International Wine & Spirits Ltd.

---------------
(1) Interest rates on loans range from approximately 5% to approximately 9%.

PROPOSAL NO. 2

     A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 1998.

     The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1998. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board's selection was made upon the unanimous recommendation of its Audit Committee.

     In connection with its audit of the Company's 1997 financial statements, Ernst & Young LLP read the Company's periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company's quarterly financial statements and met with the Audit Committee. Ratification of the selection of the Company's independent auditors is not required by any statute or regulation to which the Company is subject or by the Company's By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

     The following resolution will be offered at the meeting:

         "RESOLVED, that the Board of Directors' selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1998 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company."

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (PROPOSAL NO. 2). YOUR APPOINTED PROXIES WILL VOTE YOUR SHARES FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

     The following Proposal No. 3, which is printed verbatim, was submitted by two stockholders. The name, address and shareholding of each proponent will be furnished upon any oral or written request to the Secretary of the Company. For the reasons set forth following the proposal, the Board recommends a vote AGAINST Proposal No. 3.

PROPOSAL NO. 3

                                      "UST

     WHEREAS smokeless tobacco contains many dangerous chemicals; including cancer producing chemicals such as nitrosamines, polonium 210, formaldehyde and traces of cadmium and nickel compounds. At least 2,500 chemicals have been identified in processed tobacco, the effects of many of these chemicals have not been scientifically determined (American Cancer Society);

     -- The average age of first use of smokeless tobacco in the U.S.A. is 10 years old. Those regularly using smokeless tobacco do so by the age of 12. Roughly one in every five high school males uses smokeless tobacco. More than half of these started by the eighth grade (Office of the Inspector General);

     -- A study of junior and senior high school students regularly using smokeless tobacco showed that, although 85% thought use was harmful, only 55% thought it presented a moderate to severe risk, while 25% didn't know smokeless tobacco contains nicotine and 25% didn't believe smokeless tobacco is addictive (National Cancer Institute);

     -- The U.S. Surgeon General has noted that spit tobacco users are about six times more likely than nonusers to get cancers of the mouth and throat;

     -- Long term smokeless tobacco users begin to develop oral tissue abnormalities within a year of beginning use. 40% to 60% of users develop grade 2 or higher lesions within 6 months of beginning use (Office of the Surgeon General);

     -- UST has held over 85% of the oral snuff market in the United States and is the largest advertiser of smokeless tobacco;

     -- We believe that UST uses a "graduation" strategy that results in new users moving up to high nicotine brands over time as new users become dependent on the drug nicotine;

     -- Many minors begin snuff use with low nicotine brands, many of which are free-sampled. Since UST began using what we believe to be a "graduation" strategy, snuff use has risen among minors. This has happened despite our Company's adoption of a voluntary code not to advertise smokeless tobacco products to persons under 18, not to advertise in publications or programs that are primarily youth oriented, not to use active professional athletes in advertisements and not to send free samples in the mail unless it can be reasonable ascertained that recipient are over age 18;

     -- Such a stated commitment seems undermined by data showing increased use of our Company's smokeless tobacco among minors;

     -- A possible explanation comes from a former smokeless tobacco user, Joe Garagiola. He noted in 1996 that smokeless tobacco ads have featured rodeos, car racing and other "macho events" to lure users; "They target young people with the word smokeless. Coaches, players and kids [mistakenly] equate that with harmless;"

     RESOLVED that the Shareholders request that the Board create an independent committee to study possible reasons why, despite our Company's stated efforts to dissuade minors from using our smokeless tobacco products, their use has been increasing. We propose this Committee be composed of outside directors who can enlist the expertise of experts free of any UST ties. This Committee shall report to the Board and shareholders its findings and recommendations by January 1, 1999."

                               COMPANY'S RESPONSE

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 3).

     The primary proponent of this proposal has submitted other proposals to the Company in the past either alone or with others, each of which has been overwhelmingly defeated. In addition, this proponent presented a virtually identical proposal at the last annual meeting, which received the affirmative vote of approximately 4% of the shares voting.

     The proposal contains certain assertions which the Company believes are false and misleading. For example, the proponents assert as their belief that "UST uses a 'graduation' strategy that results in new users moving up to high nicotine brands over time as new users become dependent on the drug nicotine." The fact is that the Company does not use a "graduation strategy" and that any such allegations create a false and misleading impression of the Company.

     Moreover, the overall thrust of the proposal relies on purported "data showing increased use of our Company's smokeless tobacco among minors." The fact is that data from recent government reports indicate that use of smokeless tobacco by minors is low and decreasing.

     In a report entitled Healthy People 2000 Review, 1992, the Department of Health and Human Services ("HHS") established the goal of reducing smokeless tobacco use by teenage males to 4 percent by the year 2000. HHS' reports indicate that, for males 12-17, smokeless tobacco use has declined from 6.6 percent in 1988 to 3.5 percent in 1996. On August 6, 1997, Secretary of Health and Human Services Donna Shalala also highlighted a reduction of smokeless tobacco use by all 12-17 year olds from 2.8 percent in 1995 to 1.9 percent in 1996, based on data from the National Household Survey on Drug Abuse.

     As illustrated below, both the old and new survey methodologies report a consistent downward trend in the use of smokeless tobacco by underage males, with the reported usage even using the new methodology below the Healthy People 2000 goal of 4 percent by the year 2000.

        [Charts indicating Reduction of Smokeless Use Among Youth 12-17]

                          REDUCTION OF SMOKELESS USE
                            AMONG YOUTH AGE 12-17


                                  Males Only
               (Percentage of Smokeless Use Among Youth 12-17)
                       [Healthy People 2000 Goal (4%)]

        1988*  1990*  1991*  1992*   1993*   1994*   1994+   1995+   1996+

        6.6%   7.4%   5.4%   4.8%    3.9%    3.8%    5.1%    4.9%    3.5%



                              Males and Females
               (Percentage of Smokeless Use Among Youth 12-17)
                       [Healthy People 2000 Goal (4%)]

        1988*  1990*  1991*  1992*   1993*   1994*   1994+   1995+   1996+

        3.6%   3.9%   3.0%   2.6%    2.0%    2.5%    2.8%    2.8%    1.9%


                *Old Methodology             +New Methodology


*+ In 1994, the survey methodology was changed, which the Department of Health and Human Services acknowledges increases its estimates of underage tobacco use.

    Sources: US Department of HHS, National Household Survey on Drug Abuse
                   (1988-1996)(No Survey reported in 1989).

     In light of the fact that the use of smokeless tobacco products by minors is decreasing, the Board believes that the Company's efforts to discourage the sale of our products to minors are already contributing to that trend and believes that the appointment of the proposed committee is neither necessary nor appropriate.

     The Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

     Your appointed proxies will vote your shares AGAINST Proposal No. 3 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of common stock, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the Company. Such persons are also required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1997 all Section 16(a) filing requirements applicable to such individuals were complied with.

                         INFORMATION RESPECTING PROXIES

     Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

     Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company's expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson & Company, Inc., Wall Street Plaza, New York, New York, for a fee of approximately $22,000.

                             STOCKHOLDER PROPOSALS

     If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 1999 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company's office no later than November 27, 1998.

     In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary at least 50, but not more than 75, days prior to the Annual Meeting and such notice must provide certain requisite information. A copy of the By-Laws may be obtained by writing to the Secretary.

                                 OTHER BUSINESS

     The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

                                  VOTING STOCK

     As of March 5, 1998, the record date for the 1998 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 185,534,336 shares of Common Stock (each entitled to one vote).

     Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 92,767,169 votes is required for a quorum.

                                          By Order of the Board of Directors,

                                          DEBRA A. BAKER
                                          Senior Vice President and Secretary

890-ps-98

                                     UST


                ANNUAL MEETING OF STOCKHOLDERS -- MAY 5, 1998




   The undersigned hereby appoints DEBRA A. BAKER and RICHARD H. VERHEIJ, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 5th of May 1998, at 10:00 a.m., and at any and all ajournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.


   This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.



                                                             --------------
                                                            | SEE REVERSE  |
                                                            |    SIDE      |
                                                             --------------

[X] Please mark                                                       ---------
    votes as in                                                               |
    this example.                                                             |

 If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

---------------------------------------------- -------------------------------
 The Board of Directors recommends a vote FOR
               proposals 1 and 2:
---------------------------------------------- The Board of Directors recommends
1. Election of Directors.                      a vote AGAINST the following
   Nominees: J.W. Chapin, E.T. Fogarty, L.P.   stockholder proposal 3:
   Weicker, Jr.                                --------------------------------

  FOR     WITHHELD   2. To ratify and approve  3. Stockholder
  ALL     FROM ALL      Ernst & Young LLP as      Proposal.
NOMINEES  NOMINEES      independent auditors
 [  ]       [  ]        of the Company for           FOR  AGAINST  ABSTAIN
                        the year 1998.               [ ]    [ ]      [ ]

                        FOR  AGAINST  ABSTAIN
                        [ ]    [ ]      [ ]

   For all nominees except
   vote withheld from the
   following:

   [ ]___________________

---------------------------------------------- --------------------------------
                                               And in their discretion, upon
                                               such other business as may
                                               properly come before the
                                               meeting.


                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]


                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

                         Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF
                         OF THE BOARD OF DIRECTORS.



Signature:_______________ Date:_______ Signature:______________ Date:__________

                                     UST



                 ANNUAL MEETING OF STOCKHOLDERS -- MAY, 1998

                           EMPLOYEES' SAVINGS PLAN




   The undersigned hereby directs Wachovia Bank, N.A. as Trustee of the UST Inc. Employees' Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned's account at the Annual Meeting Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 5th day of May 1998, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

   The shares reflected on this Instruction Card will be voted in the manner directed herein by the undersigned. If no direction is made, the shares reflected on this Instruction Card will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.


                                                              ----------------
                                                             [SEE REVERSE SIDE]
                                                              ----------------

                             WACHOVIA BANK, N.A.


                       UST Inc. EMPLOYEES' SAVINGS PLAN




As a participating employee in the UST Inc. Employees' Savings Plan, you are entitled to give Wachovia Bank, N.A., the Trustee under the Plan, voting instructions on the instruction card attached below if you wish to vote the shares of the Company's common stock held on your behalf in the Savings Plan at the Annual Meeting of Stockholders be held on May 5, 1998. The Trustee cannot vote your shares without instructions from you. Your instructions to the Trustee will be confidential. Accordingly, a Notice of the 1998 Annual Meeting and Proxy Statement, confidential instruction card, and 1997 Annual Report are enclosed.

Please complete, sign and date the instruction card below and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date and return any other proxy cards that you receive in the separate envelopes provided.




[X] Please mark
    votes as in
    this example.

 If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

---------------------------------------------- -------------------------------
 The Board of Directors recommends a vote FOR
               proposals 1 and 2:
---------------------------------------------- The Board of Directors recommends
1. Election of Directors.                      a vote AGAINST the following
   Nominees: J.W. Chapin, E.T. Fogarty, L.P.   stockholder proposal 3:
   Weicker, Jr.                                --------------------------------

  FOR     WITHHELD   2. To ratify and approve  3. Stockholder
  ALL     FROM ALL      Ernst & Young LLP as      Proposal.
NOMINEES  NOMINEES      independent auditors
 [  ]       [  ]        of the Company for           FOR  AGAINST  ABSTAIN
                        the year 1998.               [ ]    [ ]      [ ]

                        FOR  AGAINST  ABSTAIN
                        [ ]    [ ]      [ ]

   For all nominees except
   vote withheld from the
   following:

   [ ]___________________

---------------------------------------------- --------------------------------
                                               And in their discretion, upon
                                               such other business as may
                                               properly come before the
                                               meeting.



                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

                         Please sign exactly as name appears hereon. If signing for trusts or estate, capacity or title should be stated.



                 Signature: ________________________ Date: _______________